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                                                                   Exhibit 99.3

                 [Letterhead of New York Stock Exchange, Inc.]

April 20, 1998

Mr. August J. Liguori
Vice President & Chief Financial Officer
Marvel Entertainment Group, Inc.
387 Park Avenue South
New York, NY 10016

Dear Mr. Liguori:

This will confirm our verbal advice to you that trading in the Common Stock of Marvel Entertainment Group, Inc. was suspended on Friday, April 17, 1998 and application will be made to the Securities and Exchange Commission to delist the issue.

The decision was reached in view of the fact that the company, which announced on December 27, 1996 that it filed for protection under Chapter 11 of the United States Bankruptcy Code, is below the Exchange's continued listing criteria, as stated in Paragraph 802.00 of the NYSE Listed Company Manual, related to net tangible assets available to common stock (less than $12 million) together with a 3-year average net income (less than $600 thousand).

Under the Exchange's delisting procedure, a copy of which is enclosed, the Company has a right to a hearing before a Committee of the Board of Directors of the Exchange, provided a written request for such a hearing is filed with the Secretary of the Exchange within 20 days after receipt of this notice.

Please call Glenn Tyranski at (212) 656-5142 or me if you have any questions.

Sincerely,

/s/ Catherine R. Kinney

cc: Glenn Tyranski, NYSE


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